Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Actinium Pharmaceuticals, Inc. on Form S-3 (File No. 333-242322) and on Form S-8 (File No. 333-266996, 333-231391, 333-223741, 333-216746, 333-197283), of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Actinium Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 31, 2023